Exhibit 15.7

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Shell Company Report of Fusion Fuel Green PLC on Form 20-F of our report dated September 10, 2020, which includes an explanatory paragraph as to HL Acquisitions Corp.’s ability to continue as a going concern, with respect to our audits of the financial statements of HL Acquisition Corp. as of June 30, 2020 and 2019 and for the years then ended, appearing in the Registration Statement on Form F-4 [File No. 333-245052] of Fusion Fuel Green PLC. We also consent to the reference to our Firm under the heading “Statement of Experts” in this Shell Company Report.

/s/ Marcum llp

Marcum llp

Houston, Texas

December 16, 2020